Exhibit 99.1

Contact: Lisa Winter
Vice President - Communications Atkore Inc.
708 225-2453

John Deitzer
Vice President – Investor Relations & Treasury
Atkore Inc.
708 225 2124

Atkore Inc. Announces Retirement of William VanArsdale from Board of Directors

Harvey, Illinois, December 28, 2022/Business Wire/ -- Atkore Inc. (“Atkore”), today announced that William (Bill) R. VanArsdale is retiring from the Atkore Board of Directors for personal reasons, effective December 28, 2022.

Mr. VanArsdale joined the Atkore Board of Directors in 2015, and most recently served as Chair of the Human Resource & Compensation Committee, and as a member of the Nominating and Governance Committee and Executive Committee.

Mr. Michael Schrock, Chairman of Atkore Board of Directors, said, “Bill has played an instrumental role in Atkore’s transition from a privately held to a publicly traded company. His guidance over the past seven years helped drive Atkore’s continued growth and strong financial performance. On behalf of the Board of Directors, I want to thank Bill for his contributions, and wish him and his family all the best following his retirement.”

Mr. VanArsdale commented, “I am proud to have been part of the Atkore Board of Directors and worked alongside such a talented leadership team. Although I was planning to remain until my term expiration, the recent appointment of Ms. Joanne Edwards to the Board in conjunction with an increase in my personal commitments for the coming year provided an opportune time to retire. While I will miss the business collaboration and camaraderie, I know the Company is as strong as ever and is well-positioned for future success.”

Earlier this month, the Company announced the appointment of Ms. Joanne Edwards to the Board, effective February 1, 2023. On this date, she will fill the vacancy created by Mr. VanArsdale and the size of the Board of Directors will remain at nine members instead of temporarily expanding to ten, as previously announced.

About Atkore Inc.
Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit at www.atkore.com.